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                                                                EXHIBIT 23.2(a)


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Tele-Communications, Inc.:

We consent to the inclusion in the registration statement on Form S-4 of Insight Midwest, L.P. and Insight Capital, Inc. of our report, dated March 5, 1999, relating to the combined balance sheet of the TCI Insight Systems (as defined in Note 1 to the combined financial statements) as of October 31, 1998, and the related combined statements of operations and parent's investment (deficit), and cash flows for the ten-month period ended October 31, 1998 and for the year ended December 31, 1997, and to the reference to our firm under the heading "Experts" in the registration statement.


                                                   KPMG LLP


Denver, Colorado
March 29, 2000